Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 19, 2021, by and between 1847 Holdings LLC, a Delaware limited liability company (“Seller”), and the buyers named on the signature pages hereto (collectively, “Buyer”).

Recitals:

A. Seller owns 550 shares of the issued and outstanding Common Stock, $0.001 par value per share (the “Stock”) of 1847 Neese Inc., a Delaware corporation (the “Company”) representing 55% of the issued and outstanding capital stock of the Company and Buyer owns the remaining 45% of the issued and outstanding capital stock of the Company.

B. Upon the terms and subject to the conditions of this Agreement, Buyer desires to purchase from Seller the Stock, such that from and after the Closing, Buyer will own the Stock, and Seller desires to sell the Stock to Buyer.

Agreements:

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Certificate” mean the certificate of formation of the Company, as applicable, as amended, restated or otherwise modified and in effect on the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title, or other similar encumbrance.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Purchase Price” means $325,000.

“Transaction Expenses” means all costs and expenses of counsel, financial advisors and accountants incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the Transactions.

“Transactions” means the purchase by Buyer of the Stock and any other transactions contemplated by this Agreement.

ARTICLE II

THE PURCHASE AND SALE OF STOCK

SECTION 2.1 The Purchase and Sale of Stock. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase, and Seller agrees to sell to Buyer, the Stock, free and clear of all Encumbrances, for an amount equal to the Purchase Price, payable on the Closing Date to Seller in cash, denominated in U.S. dollars.

SECTION 2.2 Closing. The consummation of the Transactions (the “Closing”) shall take place at the offices of Bevilacqua PLLC, 1050 Connecticut Avenue, NW, Suite 500, Washington, D.C. 20036, concurrently with the execution of this Agreement. The date of the Closing shall be referred to herein as the “Closing Date.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller hereby represents and warrants to Buyer as follows:

SECTION 3.1 Organization and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, and the consummation by Seller of the Transactions have been duly authorized by Seller, and no other action on the part of Seller is necessary to authorize the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder or the consummation by Seller of the Transactions. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, this Agreement constitutes a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (a) the effect of any applicable law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights and relief of debtors generally and (b) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.2 Ownership. Seller owns the Stock, free and clear of all Encumbrances. Except pursuant to this Agreement or the Company’s Bylaws, there is no contractual obligation pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Stock. Seller is not a party to, and the Stock is not currently subject to, any stockholders agreement, voting agreement, voting trust, proxy or other contractual obligation relating to the transfer or voting of the Stock except for the Company’s Bylaws.

SECTION 3.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon any arrangements made by or on behalf of Seller.

SECTION 3.4 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of Seller, the Company or any other Person makes any other express or implied representation or warranty with respect to Seller, the Company or the Transactions, and Seller disclaims any other representations or warranties, whether made by Seller, the Company or any of their respective Affiliates, officers, directors, employees, agents or representatives. It is the intent of Seller and Buyer that the Transactions are “as-is” except as expressly set forth herein. The representations and warranties contained in this Article III will not survive the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

SECTION 4.1 Authority. Each of the Buyers has the requisite legal capacity to execute and deliver this Agreement, to perform such Buyer’s obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, this Agreement constitutes a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (a) the effect of any applicable law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights and relief of debtors generally and (b) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.2 Condition of the Business. In making its decision to execute and deliver this Agreement and to consummate the Transactions, Buyer has relied upon the representations and warranties of Seller regarding Seller set forth in Article III and its own independent analysis of the Company, their assets, their financial condition, their prospects and the Transactions.

SECTION 4.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon any arrangements made by or on behalf of Buyer or any of its Affiliates.

SECTION 4.4 Investment Representations.

(a) Buyer is acquiring the Stock for its own account as principal for investment and not with a view to the distribution or sale thereof;

(b) Buyer has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of this investment and (1) acknowledges that investment in the Company involves significant risks, (2) has carefully reviewed and understands the risks of, and other considerations relating to, investment in the Company, and (3) has had the opportunity to ask questions of, and receive answers satisfactory to Buyer from, Seller and the Company concerning such risks; and

(c) Buyer is an “accredited investor” as such term is used in Regulation D promulgated under the Stock Act of 1933, as amended.

SECTION 4.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Buyer, or any other Person makes any other express or implied representation or warranty with respect to Buyer or the Transactions, and Buyer disclaims any other representations or warranties, whether made by Buyer or any of their respective Affiliates, officers, directors, employees, agents or representatives. It is the intent of Seller and Buyer that the Transactions are “as-is” except as expressly set forth herein. The representations and warranties contained in this Article IV will not survive the consummation of the transactions contemplated by this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1 Tax Matters. Buyer shall pay all applicable sales, use or other similar transfer taxes, if any, that are, or become, due or payable as a result of the Transactions. Buyer shall, and shall cause the Company to, reasonably cooperate with Seller and provide Seller and its representatives with access to the Company or its subsidiaries’ books and records for the purposes of preparing Seller’s tax returns, in connection with any tax audits and for other similar purposes.

SECTION 5.2 Name Change. Buyer shall within thirty (30) days following the Closing change the name of the Company by amending the Certificate in the State of Delaware so that it does not include the number 1847 or the words Eighteen Forty Seven or any other name that would be confusingly similar to Seller’s name and shall provide Seller with written evidence of such name change. Seller, at its own expense, shall use reasonable best efforts to assist Buyer with affecting such name change.

SECTION 5.3 Seller Website. Within fifteen (15) days following Closing Seller shall limit the usage of Neese, Inc. at its website to listing Neese, Inc. as a formerly owned company.

SECTION 5.4 Irrevocable Stock Power. At the Closing, Seller shall deliver to Buyer a signed irrevocable stock power, assigning and transferring the Stock to Buyer and authorizing the transfer of the Stock to be reflected on the books of the Company.

SECTION 5.5 Resignation. Effective upon the Closing. Ellery Roberts shall resign from his positions of the Company’s Chief Executive Officer, President, Chief Financial Officer, Secretary and sole Director.

SECTION 5.6 Post-Closing Access to Books and Records. After the Closing, Buyer will afford any Seller, its respective counsel, accountants and other representatives, through the remainder of 2021, during normal business hours, upon written request with list of deliverables, reasonable access to the accounting and financial record keeping in Buyer’s possession relating directly to the Business with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by Seller for any proper business purpose, such as the creation of audited financial statements, the preparation of tax returns and litigations. After the Closing, Buyer will make available to Seller, as reasonably requested, and to any taxing authority that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other data relating to taxes relating to the Business for all periods prior to or including the Closing and will preserve all such books, records and other data until the expiration of any applicable statute of limitations for assessment or refund of taxes or extensions thereof.

ARTICLE VI

GENERAL PROVISIONS

SECTION 6.1 Expenses. All Transaction Expenses incurred in negotiating and preparing this Agreement and in closing and carrying out the Transactions shall be paid by the respective party incurring such costs and expenses..

SECTION 6.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or FedEx), two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) of this Section 6.2, when transmitted and receipt is confirmed by telephone; and (d) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth on the signature page hereto, or to such other address as any party shall provide by like notice to the other parties to this Agreement.

SECTION 6.3 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable law, each party waives any term or provision of law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

SECTION 6.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior agreements and undertakings, both written and oral, between the parties to this Agreement with respect to the subject matter of this Agreement.

SECTION 6.5 Assignment. Neither this Agreement nor any of the rights, Stock or obligations hereunder shall be assigned by either of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

SECTION 6.6 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 6.7 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by each of the parties to this Agreement. Any failure of a party to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of a party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity.

SECTION 6.8 Equitable Remedies. Each of the parties to this Agreement acknowledges and agrees that the other would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore each of the parties to this Agreement hereby agrees that the other party to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to seek to enforce specifically the performance by such first party under this Agreement, whether prior to or after the Closing, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 6.8 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

SECTION 6.9 Buyer Release. Immediately following the Closing, Buyer, on behalf of itself and its affiliates (including, without limitation, the Company and the subsidiaries of the Company), and each of their past and present, direct and indirect, shareholders, members, partners or other equity holders, trustees and beneficiaries, and each of their past and present directors, managers, officers, employees, attorneys, agents and representatives, and the heirs, executors, administrators, personal representatives, successors and assigns of each of the foregoing (in each case, as applicable) (collectively, the “Buyer Releasing Parties”) hereby knowingly and voluntarily release and forever discharge Seller and each of its respective affiliates, parents and subsidiaries, and each of their past and present, direct and indirect, shareholders, members, partners or other equity holders, trustees and beneficiaries, and each of their past and present directors, managers, officers, employees, attorneys, agents and representatives, and the heirs, executors, administrators, personal representatives, successors and assigns of each of the foregoing (in each case, as applicable) (collectively, the “Seller Released Parties”) from any and all claims, demands, suits, causes of action, liabilities, damages, losses, costs, expenses, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the Closing. Buyer hereby represents, covenants and agrees that none of the Buyer Releasing Parties has, and will not in the future, initiate or maintain any action or file any complaint, lawsuit or proceeding of any kind in or by way of legal proceedings or otherwise at any time on or after the date hereof against any of the Seller Released Parties for any matter arising out of the release set forth in this Section 6.9, which for the avoidance of doubt includes matters arising out of or related to this Agreement. Buyer, for itself and the Buyer Releasing Parties, hereby covenants and agrees, that neither it nor any of the Buyer Releasing Parties will (i) encourage any Person to file a lawsuit, claim or complaint against any Seller Released Parties, or (ii) assist any Person who files or has filed a lawsuit, claim, or complaint against any of the Seller Released Parties

SECTION 6.10 Seller Release. Immediately following the Closing, Seller, on behalf of itself and its affiliates (including, without limitation, the Company and the subsidiaries of the Company), and each of their past and present, direct and indirect, shareholders, members, partners or other equity holders, trustees and beneficiaries, and each of their past and present directors, managers, officers, employees, attorneys, agents and representatives, and the heirs, executors, administrators, personal representatives, successors and assigns of each of the foregoing (in each case, as applicable) (collectively, the “Seller Releasing Parties”) hereby knowingly and voluntarily release and forever discharge Seller and each of its respective affiliates, parents and subsidiaries, and each of their past and present, direct and indirect, shareholders, members, partners or other equity holders, trustees and beneficiaries, and each of their past and present directors, managers, officers, employees, attorneys, agents and representatives, and the heirs, executors, administrators, personal representatives, successors and assigns of each of the foregoing (in each case, as applicable) (collectively, the “Buyer Released Parties”) from any and all claims, demands, suits, causes of action, liabilities, damages, losses, costs, expenses, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the Closing. Seller hereby represents, covenants and agrees that none of the Seller Releasing Parties has, and will not in the future, initiate or maintain any action or file any complaint, lawsuit or proceeding of any kind in or by way of legal proceedings or otherwise at any time on or after the date hereof against any of the Buyer Released Parties for any matter arising out of the release set forth in this Section 6.10, which for the avoidance of doubt includes matters arising out of or related to this Agreement. Seller, for itself and the Seller Releasing Parties, hereby covenants and agrees, that neither it nor any of the Seller Releasing Parties will (i) encourage any Person to file a lawsuit, claim or complaint against any Buyer Released Parties, or (ii) assist any Person who files or has filed a lawsuit, claim, or complaint against any of the Buyer Released Parties.

SECTION 6.11 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State. Any dispute under this Agreement shall be resolved in state or federal courts located in Wilmington, Delaware and each party waives any right to claim that such forum is inconvenient.

(b) Each party hereto waives its right to a jury trial of any claim or cause of action arising out of or based upon this Agreement. This waiver is a material inducement for each of the parties to enter into this agreement. Each party has reviewed this waiver with its counsel.

SECTION 6.12 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile.

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IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:

1847 HOLDINGS LLC

By:
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

BUYER:

Name:	Alan Neese

Name:	Katherine Neese